Exhibit 10.3

IBM Credit LLC

January 29, 2004

Mr. Raul Pupo

President and CEO

Datatec Systems, Inc.

23 Madison Road

Fairfield, NJ 07004

Re: Unwaived defaults and reservation of rights

Dear Mr. Pupo:

Reference is hereby made to the inventory and Working Capital Agreement (IWCF) dated November 10, 2000 (as amended, supplemented and otherwise modified from time to time, the "Credit Agreement"), the guaranties of HH Communications, Inc. and Datatec Systems, Inc., and the letter dated December 17, 2003 from Mr. Steven Flanagan to Mr. Raul Pupo (the "December 17 Letter"), and to all documents or instruments executed and delivered there under or in connection therewith. All capitalized terms not herein defined shall have the meaning set forth in the Credit Agreement.

As you know, in the December 17, 2003 Letter, IBM Credit gave notice that certain Events of Default existed under the Credit Agreement. These Events of Default are continuing and have not been waived by IBM Credit. In addition, Datatec, on January 15, 2004 did not reduce borrowings to $23,000,000.00 or less as required by the November 7, 2003 Amendment to the IWCF, a further default. Since December 17, 2003, as an accommodation to Datatec, notwithstanding the occurrence and existence of the Defaults under the Credit Agreement, IBM Credit has refrained from taking action and asserting remedies available to it and, in IBM Credit's discretion, had made Advances to Datatec about the Credit Line.

Subject to the terms herein and the execution of this letter by the Datatec entities listed below, IBM Credit is willing to forbear from taking action with respect to the Events of Default up to and through February 28, 2004. IBM Credit shall also continue to consent to temporary Advances about the Credit Line not to exceed $28,300,000 up to and through February 28, 2004.

This accommodation, however, is subject to there being no further deterioration of Datatec's financial position, insolvency, other material adverse change, or other event which would constitute a separate default under the Credit Agreement.

IBM Credit retains and reserves all of its rights and remedies available to it. IBM Credit does not waive or consent to any existing Defaults including but not limited to any other events of Default may have occurred in addition to those referenced in the December 17, 2003 Letter and in this letter. IBM Credit may exercise any and all rights available to it, including those reserved for a secured party under the Uniform Commercial Code and any rights and remedies available to it under applicable law.

Datatec and each Guarantor agree that all existing Events of Default shall not be deemed to be waived, realized or cured by virtue of any loans, Advances or IBM Credit's continued forbearance as contemplated herein.

Please acknowledge your agreement with the terms herein by having this letter executed as provided below. Failure to execute this letter will not invalidate IBM Credit's reservations of rights and remedies, nor shall it otherwise compromise any existing defaults under the Credit Agreement.

Sincerely,

/s/ Steven A.Flanagan

Steven A. Flanagan

Manager, Global Special Handling

Agreed to as of the date set forth above:

Datatec Industries, Inc.

/s/ Raymond R. Koch

By: Raymond R. Koch

Title: Chief Operating Officer